Exhibit 99.2

[LETTERHEAD OF VIRGIN MEDIA INC.]

13 October 2008

Dear Sirs

Amendment Request Letter

We refer to the Senior Facilities Agreement (the “SFA”) dated 3 March 2006, as amended and restated from time to time, between, among others, Virgin Media Inc. (the “Company”), Virgin Media Investment Holdings Limited, Deutsche Bank AG, London Branch, Goldman Sachs International, J.P. Morgan plc and The Royal Bank of Scotland plc as the Bookrunners and Mandated Lead Arrangers, Deutsche Bank AG, London Branch, as facility agent and security trustee, Deutsche Bank AG, New York Branch, as US paying agent, and GE Corporate Banking Europe SAS as administrative agent.

Capitalised terms used in this letter shall have the same meaning ascribed to such terms in the SFA, unless otherwise specified.  The provisions of Clause 46 (Governing Law) and Clause 47 (Jurisdiction) of the SFA shall apply to this letter as if the same were set out in full in this letter, except that references to the SFA are to be construed as references to this letter.

1.           BACKGROUND AND OVERVIEW

In order to fund the merger of NTL Incorporated and Telewest Global, Inc. and purchase of Virgin Mobile Holdings (UK) plc in 2006, the Company entered into the SFA with total outstanding indebtedness of £6.2 billion.  Since then, the Company has made significant progress in improving its financial performance and position.  OCF has risen from £1,252 million for the twelve months ending June 30, 2007 to £1,320 million for the twelve months ending June 30, 2008.  The Company has repaid ca. £900 million of its indebtedness under the SFA from cash generated from its operations and from the proceeds of subordinated indebtedness, significantly reducing its net senior leverage in the process.

The Company has brought in a new experienced management team that is focusing on the core strengths of the business and maximising the generation of cash flow. The Company has also recently expanded its Board with the addition of five new directors with significant relevant experience.  The Company continues to enjoy stable credit ratings from Moody’s, S&P and Fitch.  The Company is on track to meet its debt obligations in the near term and expects to fund its next material amortisation payment, due in Q1 2010, from available cash generated from its operations.  Moreover, absent the proposed amendments, the Company does not anticipate needing relief in the near term under the financial covenants of the SFA.

2.           REASON FOR AMENDMENT REQUEST

The Company has remaining amortisation payments under the A tranches of the SFA totalling £2,072 million due from 2010 through to 2011 (plus £4 million due in 2009).  While the Company expects to be able to generate substantial cash flow to meet some of these payments, it does not currently expect to be able to meet all of these obligations in this way.  The Company originally anticipated entering into a new credit facility by mid 2009 to refinance these obligations.  However, in light of the disruption to the credit markets, the Company has decided to proactively address these amortisation payments.  The amendments the Company is seeking will allow the Company significantly more time to seek a complete refinancing of the principal amounts that will remain outstanding under the SFA after the amendment process is complete.  By seeking the amendments today, the Company aims to remove any potential future concerns that might otherwise arise over the Company’s ability to meet its principal amortisation obligations and permit its management to focus on continuing to enhance operations and grow cashflow over the next three years.  The Company therefore is requesting amendments that it believes are in the best interest of both the Company and its lenders in light of the current status of the credit markets.

The Company’s top ten relationship banks have unanimously confirmed their support for the proposed amendments.

3.           THE PROPOSAL

The principal aims of the proposed amendments (the “Proposed Amendments”) are to:

(i)
defer, to the extent not repaid as part of the amendment process, the remaining three amortisation payments and the final maturity date under the A tranches and the final maturity date of the Revolving Facility until 3 June 2012;

(ii)	obtain agreement of the Lenders under the B tranches to relinquish their pro rata right to voluntary and mandatory prepayments until the A tranches are repaid;

(iii)	seek approval to permit additional high yield debt offerings that will be pari passu to the existing high yield bonds, with 100% of the net proceeds being applied to repay indebtedness under the SFA;

(iv)
provide flexibility to add tranches to the SFA that will have a maturity no earlier than the final maturity of the B tranches to be used solely to facilitate any additional refinancing of the A and B tranches under the SFA;

(v)	reset the Interest Coverage Ratio and Leverage Ratio;

(vi)	adjust the definition of Consolidated Operating Cash Flow for one-off restructuring charges; and

(vii)	add an additional debt basket for tax-related financings to be used to repay debt under the SFA.

The effectiveness of the amendment of the A tranches and the Revolving Facility and the reset of the Interest Coverage Ratio and Leverage Ratio (amendments (i) and (v) above) will be conditioned on the Company’s repayment of at least 20% of the outstanding amounts under the A tranches as of the date of this letter.  The Company will have until 30 April 2009 or, if later, six months after the effective date of the other Proposed Amendments, subject to a further extension right, to satisfy this repayment condition.  The Company anticipates using cash generated from operations, cash on its balance sheet and proceeds from debt raised in any high yield offering or other debt incurred to meet this repayment condition.  At present the amortisation schedule of the Company’s debt is as follows:

After giving effect to the Proposed Amendments (assuming that 100% of the Lenders under the A and B tranches give their consent as outlined above), the amortisation schedule of the Company’s debt would be as follows (after giving effect to the 20% paydown of the Company’s A tranches):

The Company appreciates that Lenders should be compensated for the changes being requested.  Accordingly, in connection with the amendment request, the Company will pay to consenting Lenders fees and adjustments to the margins applicable to particular tranches as follows:

Tranche	Consent Fee	Fee for transfer to new Tranche (the “Additional Consent Fee”)	Margin Increase under new Tranche
A/A1	25 bps	100 bps	137.5 bps
B1 – B6	25 bps	100 bps	150 bps
C	25 bps	----	----
Revolving Facility	25 bps	100 bps	137.5 bps

4.	AMENDMENT PROCESS

All Lenders with participations in the SFA as of 13 October 2008 (the “Record Date”) shall be permitted to vote on the Proposed Amendments and receive consent fees in connection therewith.

The Proposed Amendments will require a vote of the Instructing Group to put in place (in this case, both 66 ⅔% of the existing A and B tranches, as well as the Revolving Facility (taken together) and 66 ⅔% of the existing A, B and C tranches, as well as the Revolving Facility (taken together)).  Each Lender will be requested to consent to the Proposed Amendments in their entirety.

Additionally, each A Lender, each B Lender and each Revolving Facility Lender must individually consent to roll its participation in each of the A tranches, the B tranches and the Revolving Facility containing the new provisions (amendments (i), (ii) and (iii) in section 5 of this letter) in order for such provisions to be effective with respect to those particular Lenders (each, a “Roll”), but no consent of any other Lender is necessary for a Lender to Roll its participation or for the new provisions to be effective in relation to the Lender electing to Roll.

In order for the Administrative Agent to accept the consent of a Lender to Roll, a Lender must have consented to Roll all of its participations in all the relevant tranches of the SFA as of the Record Date.  Lenders can consent to the Proposed Amendments without consenting to Roll, but cannot consent to Roll without consenting to the Proposed Amendments.

5.           SUMMARY OF PROPOSED AMENDMENTS

The requested amendments to the SFA will be documented by an amendment and restatement of the SFA (the “Amendment Agreement”) which will be made available to the Lenders via Intralinks.

Below is a summary description of the Proposed Amendments:

(i) For A tranches, deferring all principal payments to June 2012 through creation of new A tranches

The SFA will be amended to create two new A tranches (A2 (corresponding to the existing A tranche) and A3 (corresponding to the existing A1 tranche), each a “New A Tranche” and collectively, the “New A Tranches”), in addition to the existing A tranche and A1 tranche.  The New A Tranches will have no amortisation payments prior to final maturity and their final maturity date will be 3 June 2012, but they will retain their right to pro rata sharing of voluntary and mandatory prepayments.

While the transfer of commitments from the A tranche and the A1 tranche to the New A Tranches will be effective (for those A Lenders consenting to such transfer) at the same time that the other Proposed Amendments become effective, the changes to the amortisation profile and final maturity date of the New A Tranches will only become effective after 20% of the A Facility Outstandings as of the Record Date have been repaid (the “Paydown Condition”).  The Company will initially have until 30 April 2009 or, if later, six months after the effective date of the Amendment Agreement to satisfy the Paydown Condition.  The Company can extend this time period by three months by making a 10 bps payment to the Lenders under the New A Tranches and Revolving Facility 2 (as defined below).  The Company may use proceeds from any source, including from debt and asset dispositions as well as cash on balance sheet, to meet this condition.

Following the implementation of the Proposed Amendments, A Lenders who do not consent to Roll their participations will continue to participate in the existing A and A1 tranches.

The margin ratchet will be amended for Lenders under the New A Tranches as follows:

Old Leverage Ratio	Old Margin	New Leverage Ratio	New Margin
Less than 3.00 : 1	1.250%	Less than 3.00 : 1	2.625%
Greater than or equal to 3.00 : 1 but less than 3.40 : 1	1.375%	Greater than or equal to 3.00 : 1 but less than 3.40 : 1	2.750%
Greater than or equal to 3.40 : 1 but less than 3.80 : 1	1.500%	Greater than or equal to 3.40 : 1 but less than 3.80 : 1	2.875%
Greater than or equal to 3.80 : 1 but less than 4.20 : 1	1.625%	Greater than or equal to 3.80 : 1 but less than 4.20 : 1	3.000%
Greater than or equal to 4.20 : 1 but less than 4.50 : 1	1.750%	Greater than or equal to 4.20 : 1	3.125%
Greater than or equal to 4.50 : 1 but less than 4.80 : 1	1.875%
Greater than or equal to 4.80 : 1 but less than 5.00 : 1	2.125%
Greater than or equal to 5.00	2.250%

Additional Consent Fee

The Company will pay A Lenders who consent to Roll into the New A Tranches:

●	25 bps at the time the Amendment Agreement is signed and all conditions precedent to the effectiveness of the Amendment Agreement have been satisfied; and

●	75 bps at the time the Paydown Condition is satisfied.

Additionally, the Margin for the New A Tranches will be increased by 137.5 bps.  The increase in the Margin under the New A Tranches will become effective at the time the Paydown Condition is satisfied.

(ii) Extending maturity of the Revolving Facility

The Revolving Facility has a Final Maturity Date which is contemporaneous with that of the A and A1 Facilities on 3 March 2011.  The Company is proposing that each individual Lender under the Revolving Facility transfer its Revolving Facility into a new revolving facility (“Revolving Facility 2”) with the same final maturity date as the New A Tranches on 3 June 2012, to include margin ratchet provisions that will be the same as those for the New A Tranches outlined in paragraph (i) above.

While the transfer of commitments from the Revolving Facility to Revolving Facility 2 will be effective (for those Revolving Facility Lenders consenting to such transfer) at the same time that the other Proposed Amendments become effective, the change to the Final Maturity Date of Revolving Facility 2 will only be effective on satisfaction of the Paydown Condition.

Following the implementation of the Proposed Amendments, Revolving Facility Lenders who do not consent to Roll their participations will continue to participate in the existing Revolving Facility.

Additional Consent Fee

The Company will pay Revolving Facility Lenders who consent to Roll into Revolving Facility 2:

●	25 bps at the time the Amendment Agreement is signed and all conditions precedent to the effectiveness of the Amendment Agreement have been satisfied; and

●	75 bps at the time the Paydown Condition is satisfied.

Additionally, the Margin for Revolving Facility 2 will be increased by 137.5 bps.  The increase in the Margin under Revolving Facility 2 will become effective at the time the Paydown Condition is satisfied.

(iii) Option for Lenders of the B tranches to suspend rights to receive pro rata amounts of prepayments

To assist the future amortisation profile of the SFA, the Company is requesting Lenders under the existing B1 to B6 tranches agree to forgo their right to receive a pro rata portion of voluntary and mandatory prepayments under the SFA until all A tranches have been repaid in full.  By consenting to this change, an existing B Lender would have its commitment transferred into the newly created B7 to B12 tranches (each a “New B Tranche” and collectively, the “New B Tranches”)  which correspond to the existing B1 to B6 tranches, respectively, and which do not have the right to pro rata repayments.  B Lenders will be asked to elect to move their existing commitment in the B tranches to the New B Tranches with their amended payment terms.

The transfer of the commitments of consenting Lenders from the existing B1 to B6 tranches to the New B Tranches will occur at the time of the effectiveness of the Amendment Agreement and is not subject to the Paydown Condition.

Following the implementation of the Proposed Amendments, B Lenders who do not consent to the Roll their participations will continue to participate in the existing B1-B6 tranches, whose paydown rights will not have been changed.

Additional Consent Fee

The Company will pay B Lenders who consent to Roll into the New B Tranches 100 bps at the time the Amendment Agreement is signed and all conditions precedent to the effectiveness of the Amendment Agreement have been satisfied.

Additionally, the Margin for the New B Tranches will be increased by 150 bps at the time the Amendment Agreement is signed and all conditions precedent to the effectiveness of the Amendment Agreement have been satisfied.

(iv) Permit issuance of high yield notes to repay amounts under SFA

In order to provide the Company with the ability to refinance the loans under the SFA, the Company proposes amendments to allow for additional high yield notes to be issued by Virgin Media Finance plc.  The Proposed Amendments would allow the Company to apply proceeds from high yield notes issued by Virgin Media Finance plc towards the refinancing of the A and B tranches.  The high yield notes will be issued on the following conditions:

●	the notes will be issued on a pari passu basis with the existing high yield notes issued by Virgin Media Finance PLC;
●	100% of the net proceeds of the notes shall be applied to prepay Outstandings under the SFA in the following order: (i) all A tranches and the B1-B6 tranches, pro rata, (ii) the B7-B12 tranches and any Additional Loans (as defined below), pro rata, (iii) the C tranche, and (iv) the revolving facilities;
●	no Event of Default is outstanding or occurs as a result of the issuance of the notes;
●	the final maturity date of the notes is no earlier than the maturity date of the high yield notes that mature in 2014; and
●	any guarantee provided by Virgin Media Investment Holdings Limited is provided on subordinated terms consistent with the HYD Intercreditor Agreement.

(v) Permit issuance of new term loans

In order to allow the Company additional flexibility with respect to the refinancing of the loans under the SFA, the Company is requesting the ability to create additional term loan tranches in the future (the “Additional Loans”).  The following conditions would need to be satisfied prior to drawdown under any Additional Loan:

●	no Event of Default is outstanding or occurs as a result of a drawdown under any Additional Loan;
●	the Additional Loans have a final maturity date of no earlier than 3 September 2012, with no scheduled amortisation payments prior to such date;
●	voluntary and mandatory prepayments will be applied to the Additional Loans pro rata with the B7-B12 tranches, after the repayment in full of all A tranches and the B1-B6 tranches;
●	the margin payable on the Additional Loans may not exceed 0.75% per annum higher than the highest Margin on the B7-B12 tranches;
●	100% of the gross proceeds from the Additional Loans will be applied to prepay Outstandings under the SFA in the following order: (i) all A tranches and the B1-B6 tranches, pro rata, (ii) the B7-B12 tranches and any Additional Loans, pro rata, (iii) the C tranche, and (iv) the revolving facilities; and
●	if the Additional Loans contain covenants and undertakings in addition to those in the SFA, such additional covenants and undertakings will become part of the SFA for the benefit of all Lenders.

(vi) Adjustments to financial covenants

As a result of the amendments described above, the Company’s interest expense will increase.  In order to accommodate, among other things, such increase and other effects of the amendments, the Company proposes to reset the Interest Coverage Ratio and Leverage Ratio as follows, effective on satisfaction of the Paydown Condition:

Quarter Date	Leverage Ratio		Interest Coverage Ratio
	Pre-Amendment	Post-Amendment	Pre-Amendment	Post-Amendment
30 September 2008	4.90x	NC	2.55x	NC
31 December 2008	4.90x	NC	2.60x	NC
31 March 2009	4.85x	NC	2.65x	2.60x
30 June 2009	4.70x	NC	2.80x	2.60x
30 September 2009	4.40x	NC	3.00x	2.60x
31 December 2009	4.15x	4.25x	3.15x	2.60x
31 March 2010	4.00x	4.25x	3.35x	2.60x
30 June 2010	4.00x	4.10x	3.55x	2.65x
30 September 2010	3.70x	4.00x	3.75x	2.70x
31 December 2010	3.60x	3.90x	3.75x	2.75x
31 March 2011	3.40x	3.75x	4.00x	2.85x
30 June 2011	3.25x	3.70x	4.00x	2.90x
30 September 2011	3.00x	3.60x	4.00x	3.00x
31 December 2011	3.00x	3.50x	4.00x	3.05x
31 March 2012	3.00x	3.50x	4.00x	3.10x
30 June 2012	3.00x	NC	4.00x	3.20x
30 September 2012	3.00x	NC	4.00x	NC
31 December 2012	3.00x	NC	4.00x	NC
_______________________
NC:  No changes to existing covenant level requirement

 (vii) Other amendments

Change to definition of Consolidated Operating Cashflow

As a result of the Company’s expected restructuring plans, the Company proposes the following paragraph be added to the definition of Consolidated Operating Cashflow in the SFA as sub-paragraph (xii):

“restructuring charges and related costs of the type referred to in the Ultimate Parent’s business plan dated 13 October 2008 in an amount of up to £75 million for the 2008 and 2009 financial years (together, “Year 1”) and up to £15 million in the 2010 financial year (“Year 2”) provided that any unutilised amounts from Year 1 may be carried forward to Year 2 (and any such amounts carried forward will be utilised before any other amounts in Year 2) and any unutilised amounts from Year 2 (excluding any amounts carried forward from Year 1) may be carried forward and added back to Consolidated Operating Cashflow in the 2011 financial year, to the extent spent in such 2011 financial year”

Additional debt basket

In order to allow the Company additional flexibility with respect to the refinancing of the loans under the SFA and to meet the Paydown Condition, the Company proposes the addition of a further debt basket for tax-related financings in the sum of £500 million on the condition that 100% of the net proceeds raised are applied to prepay Outstandings under the SFA in the following order: (i) all A tranches and the B1-B6 tranches, pro rata, (ii) the B7-B12 tranches and any Additional Loans, pro rata, (iii) the C tranche, and (iv) the revolving facilities.

Conforming changes

Conforming changes to the financial definitions will be made to back out the effect of fees and costs incurred in effecting the contemplated consents and amendments as well as similar costs going forward.

6.           REQUEST FOR CONSENT

In accordance with Clause 43 (Amendments) of the SFA, the Company is seeking and hereby requests the consent of:

(i)	the Instructing Group to making the Proposed Amendments, including any further consequential amendments required to give effect to the Proposed Amendments;
(ii)	each individual Lender with A Facility Outstandings and/or A1 Facility Outstandings for the transfer of such Outstandings to the corresponding New A Tranches;
(iii)	each individual Lender with Revolving Facility Outstandings or Commitments for the transfer of such Revolving Facility Outstandings or Commitments to Revolving Facility 2; and
(iv)	each individual Lender with B1 to B6 Facility Outstandings for the transfer of such B1 to B6 Facility Outstandings to the corresponding New B Tranches,

on condition that the Amendment Agreement reflects the matters referred to in this letter and the Company pays the consent fees referred to in section 7 of this letter.

This amendment request is not an offer to amend the SFA, and the Company reserves the right to withdraw the Proposed Amendments, or to amend, change or substitute any parts thereof, at any point prior to the execution of the Amendment Agreement.

7.           CONSENT FEE

On the conditions that (i) the Amendment Agreement is executed and (ii) consent is provided by 12 noon (London time) on 31 October 2008, the Company agrees to pay to each Lender that consents (ratably in accordance with such Lender’s Proportion as at the Record Date of the Outstandings as at the Record Date) to:

(a)
the Proposed Amendments, a consent fee of 25 bps, payable on the date the Amendment Agreement is signed and all conditions precedent to the effectiveness of the Amendment Agreement have been satisfied;

(b)	the Roll of its Outstandings (and, with respect to the Revolving Facility, its Commitments) to the corresponding New A Tranches, Revolving Facility 2 and corresponding New B Tranches, respectively:

(i)
with respect to such Lender’s A Facility Outstandings and A1 Facility Outstandings, an Additional Consent Fee of 100 bps, 25 bps of which is payable on the date the Amendment Agreement is signed and all conditions precedent to the effectiveness of the Amendment Agreement have been satisfied, and 75 bps of which is payable on the date the Paydown Condition is satisfied;

(ii)
with respect to such Lender’s Revolving Facility Commitments, an Additional Consent Fee of 100 bps, 25 bps of which is payable on the date the Amendment Agreement is signed and all conditions precedent to the effectiveness of the Amendment Agreement have been satisfied, and 75 bps of which is payable on the date the Paydown Condition is satisfied; and

(iii)
with respect to such Lender’s B1 to B6 Facility Outstandings, an Additional Consent Fee of 100 bps, payable on the date the Amendment Agreement is signed and all conditions precedent to the effectiveness of the Amendment Agreement have been satisfied.

8.           RESPONSE TO AMENDMENT REQUEST

Please respond to this amendment request by returning the Consent Form (provided separately) to the Facility Agent, in accordance with the instructions therein.  The Consent Form must be received by the Facility Agent by 12 noon (London time) on 31 October 2008.

We look forward to receiving your positive response to this amendment request.

Yours sincerely

VIRGIN MEDIA INC.